Exhibit 99.1

7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges
NEWS

Vista Gold Corp. Announces Updated Feasibility Study for Possible Restart of Operations at the Hycroft Mine in Nevada and Updates the Economics on the Paredones Amarillos Gold Project in Mexico

Denver, Colorado January 30, 2006 - Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce that it has received an updated feasibility study for the possible restart of operations at the Hycroft Mine, an open-pit, heap-leach, gold mine located 54 miles west of Winnemucca, Nevada. The Hycroft Mine has produced in excess of one million ounces of gold and two million ounces of silver and is currently on a care and maintenance basis.

The updated study was issued on January 25, 2006 by Mine Development Associates (MDA) of Reno, Nevada, a consulting firm, in accordance with Canadian National Instrument 43-101 guidelines. The study and verification of the data employed in the study was undertaken under the supervision of Mr. Neil Prenn, P. Eng., a qualified person independent of Vista. The Hycroft resource estimate on which the feasibility study was based and which was used by MDA to calculate mineral reserves was prepared by Ore Reserves Engineering (ORE) of Lakewood, Colorado, under the direction of Mr. Alan Noble, P. Eng., a qualified person independent of Vista. The results of the ORE resource estimate, which was prepared in accordance with National Instrument 43-101 guidelines, were previously released by the Corporation in a news release dated August 4, 2005.

Proven and probable mineral reserves were determined within a design pit based on a US$450 per ounce gold price employing a Lerchs-Grossman optimization. The results are summarized in the following table.

Hycroft Mineral Reserve Estimate (1)

(0.005 opt cyanide-soluble gold cutoff grade)

Reserve Category	Short Tons (millions)	Fire Assay Gold Grade (opt)	Contained Gold Ounces	Waste Tons (millions)	Strip Ratio (Waste:Ore)

Proven	11.954	0.022	260,900

Probable	21.366	0.019	401,900

Totals	33.320	0.020	662,800	50.808	1.52

(1)          Cautionary Note to U.S. Investors concerning estimates of Proven and Probable Reserves: The estimates of mineral reserves shown in this table have been prepared in accordance with Canadian National Instrument 43-101.  The definitions of proven and probable reserves used in NI 43-101 differ from the definitions in SEC Industry Guide 7.  Accordingly, the Corporation’s disclosure of mineral reserves herein may not be comparable to information from U.S. companies subject to the SEC’s reporting and disclosure requirements.

MDA generated a new mining schedule and mining plans to develop the mine at a nominal mining rate of 24 million tons per year. Updated capital and operating costs were estimated for the proposed operation supported by engineering estimates or production parameters from previous operating experience at Hycroft and price quotations for commodities and equipment needed. The study assumed leasing of new major mining equipment and purchase of support equipment.  The study estimates that following a pre-production period of 6-9 months, the mine is expected to produce, over a five year period, 375,400 ounces of gold and 1.5 million ounces of silver. (All estimates are presented on a pre-tax basis.) Total cash production costs were estimated in the study to be US$351 per ounce of gold produced with a silver credit equivalent to US$28 per ounce of gold produced based on a US$7 per ounce silver price. Total investment, including working capital, required for recommencement of operations is estimated to be US$25.6 million based on a US$450 gold price, but this is reduced to US$18.5 million at a US$550 gold price. As set forth in the updated study, the investment would generate an estimated internal rate of return (IRR) of 29.5% at a US$450 per ounce gold price and a US$7 per ounce silver price, but this increases to 69.6% at a US$550 gold price and a US$9 silver price. Similar effects are seen on the net present value (NPV) which is estimated at a US$450 gold price and a US$7 silver price, at a 5% discount rate to be US$18.9 million, and at a 0% rate to be US$26.8 million, with these NPV estimates increasing to US$51.6 million and US$65.7 million respectively at a US$550 per ounce gold price and a US$9 per ounce silver price.

In light of significantly higher gold prices in recent months, the Corporation also wishes to present the potential effects of the higher prices on the Paredones Amarillos gold project in Baja California, Mexico. In August 2005 the Corporation presented the results of a feasibility study completed by MDA, referred to above, in accordance with National Instrument 43-101 guidelines, under the supervision of Mr. Neil Prenn, P. Eng., a qualified person independent of Vista. At that time, with a gold price of $400 per ounce, MDA estimated the IRR on the US$100.3 million investment to be 4% and the NPV at a 5% discount rate to be US$6.7 million and at a 0% discount rate to be US$37.1 million. Vista has estimated that at a gold price of US$550 per ounce, based on the MDA economic model, the IRR would be 24% and the NPV at a 5% discount rate would be US$144 million or US$248 million at a 0% discount rate (these calculations have not been verified by MDA). Paredones Amarillos is an advanced-stage project with over US$35 million spent by previous owners on evaluation and engineering, and the project now proposed by Vista has been further defined with additional metallurgical and engineering design work.

Mike Richings, President and CEO, commented, “Completion of the updated restart feasibility study at the Hycroft Mine, as well as the update of economics for Paredones Amarillos, highlights engineering efforts to add value to our projects and underscores the importance of our basic strategy of acquiring and holding these valuable resources in the ground while waiting for higher gold prices.  As previously announced, we recently made a significant addition to our ownership interest in the Hycroft Mine with our acquisition of F. W. Lewis Inc.  Total consideration for the acquisition was US$5.25 million and 250,000 Vista shares.  F. W. Lewis Inc. owned a production royalty at Hycroft, plus approximately 20,000 acres of mineral claims in Nevada.  The production royalty (applying to approximately 70% of the reported reserves) was 5% Net Smelter Return (NSR) on gold and 7.5% NSR on silver (and other metals), which would have been paid by Hycroft Resources and Development Inc., a Vista subsidiary.  The production royalty no longer applies by virtue of Vista’s acquisition.  In light of the current high gold prices this timely acquisition means that, with the royalty no longer being payable, Vista has the potential for adding significantly to estimated cash flows from the potential restart of the Hycroft Mine.”

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation’s holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Wildcat projects and Hycroft Mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, and the Amayapampa project in Bolivia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including its latest annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com